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                                                               Exhibit 10.1
                                                               ------------

                             Alleghany Corporation
                               Park Avenue Plaza
                              55 East 52nd Street
                         New York, New York 10055-0001


              John J. Burns, Jr.
                 President




                                            April 6, 1995


              To the Stockholders who are
              parties to the Stock Purchase
              Related Agreement:


                        Reference is made to the Stock Purchase Related
              Agreement, dated as of July 28, 1993, among the Stockholders (as defined therein) and Alleghany Corporation ("Alleghany"), as supplemented and amended (the "Stock Purchase Related Agreement"). Unless otherwise defined, all capitalized terms used herein have the meanings set forth in the Stock Purchase Related Agreement.

                        As you are aware, net unrealized losses on
              investments as stated as a separate component of shareholders' equity of URC Holdings Corp. ("URHC") has reduced the book value of URHC common stock. Alleghany has determined that such net unrealized losses may have diminished the incentives provided to you under the Stock Purchase Related Agreement and, therefore, that it is appropriate to relieve you of the potential burden of unrealized losses in certain circumstances.

                        Accordingly, Alleghany hereby agrees, effective on
              and after the date hereof, that for purposes of determining Adjusted Book Value under the Stock Purchase Related Agreement, the Tangible Book Value Per Share of Common Stock shall be increased in an amount equal to any reduction in fully diluted book value, as determined under the Stock Purchase Related Agreement by URHC's independent public accountants, attributable to net unrealized losses in fixed
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              maturities.  Thus, net unrealized losses in fixed maturities will not reduce Adjusted Book Value for purposes of (1) exchange of URHC shares for Alleghany common stock and cash (Section 5(d)), (2) payout of Reload Units (Section 4) and
              (3) repurchase of URHC shares in the case of termination of employment without cause or as a result of death or disability (proviso to Section 6(a)). Net unrealized losses in fixed maturities will continue to be reflected in determining fully diluted book value, as determined under the Stock Purchase Related Agreement by URHC's independent public accountants, which, among other provisions, is the basis on which shares of URHC are purchased in the event of voluntary termination of employment.

                        If you have any questions about the change
              described above, please call Bob Hart at 212-752-1356.

                                            ALLEGHANY CORPORATION



                                            By: /s/ John J. Burns, Jr.
                                                ------------------------
                                                John J. Burns, Jr.
                                                President and Chief
                                                Executive Officer